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                                                              EXHIBIT NO. 99.10

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We consent to the incorporation by reference in this Post-Effective Amendment No. 90 to Registration No. 2-11401 under Form N-1A of our report dated February 20, 2007, relating to the financial statements and financial highlights of Massachusetts Investors Trust, appearing in the Annual Report on Form N-CSR of Massachusetts Investors Trust for the year ended December 31, 2006, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, each of which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
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Deloitte & Touche LLP

Boston, Massachusetts
February 26, 2007